Exhibit 10.4

SCBT FINANCIAL CORPORATION

2004 STOCK INCENTIVE PLAN

AMENDMENT NO. 1

ADOPTED BY THE BOARD OF DIRECTORS

December 18, 2008

First, the Board amended the definition of “Fair Market Value” found in Article I by deleting it in its entirety and replacing it with the following:

Fair Market Value per share of Common Stock on any relevant date shall be determined by the Committee in compliance with Section 409A of the Code or in the case of an Incentive Stock Option, in compliance with Section 422 of the Code, in accordance with the following provisions:

(i)      If the Common Stock is at the time neither listed on any Stock Exchange nor traded on The Nasdaq National Market, then the Fair Market Value shall be determined by the Committee after taking into account such factors as the Committee shall deem appropriate.

(ii)     If the Common Stock is at the time traded on The Nasdaq National Market, then the Fair Market Value shall be the closing sales price per share of Common Stock on the date in question (or, if there is no closing sales price on such day, on the next preceding business day on which there is a closing sales price), as such price is reported by the National Association of Securities Dealers on The Nasdaq National Market.

(iii)  If the Common Stock is at the time listed on any Stock Exchange, then the Fair Market Value shall be the closing sales price per share of Common Stock on the date in question (or, if there is no closing sales price on such day, on the next preceding business day on which there is a closing sales price) on the Stock Exchange determined by the Committee to be the primary market for the Common Stock, as such price is officially quoted in the composite tape of transactions on such exchange.

Second, the Board amended Article IX by deleting it in its entirety and replacing it with the following:

ADJUSTMENT UPON CHANGE IN COMMON STOCK

In the event of a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, statutory share exchange, consolidation, split-up, spin-off, or other combination or exchange of shares), the Committee may make such adjustments as are necessary to preserve the benefits or potential benefits of Grants and Awards under the Plan. Action by the Committee may include: (i) adjustment of the number and kind of shares which may be delivered under the Plan; (ii) adjustment of the number and kind of shares subject to outstanding Grants and Awards; (iii) adjustment of the Exercise Price of outstanding Options and SARs; and (iv) any other adjustments that the Committee determines to be equitable; provided, however, that, with respect to incentive stock options, such adjustment shall be made in accordance with Section 424(h) of the Code unless the Committee determines otherwise, and with respect to Grants and Awards other than incentive stock options, such adjustment shall be made in accordance with Section 409A of the Code. Any determination made under this Article IX by the Committee shall be final and conclusive.

Third, the Board adopted, and made an integral part of the Plan, Article XI, Section 11.9 to read as follows:

11.9         Amendment to Meet the Requirements of Code Section 409A.  It is intended that this Plan and any Grants or Awards made or issued under this Plan comply with or meet an exemption from Section 409A of the Code, so that the income inclusion provisions of Code Section 409A(a)(1) do not apply to a Participant. Participant acknowledges that the Board and/or Committee shall have the sole discretion and authority to amend the Plan and any Grants or Awards hereunder including, but not limited to, increasing the Exercise Price and/or changing the exercise period, payment periods, or restrictions of any Option in the event that the Fair Market Value of the Common Stock is subsequently determined to be greater than the Exercise Price initially established at the time of grant or award, to the extent necessary to cause the Plan or such Grants or Awards to comply with the provisions of Code Section 409A. Such amendment may be retroactive to the extent permitted by Section 409A of the Code, and shall not require the consent of the Participant.

IN WITNESS WHEREOF, the Company has caused this Amendment to the Plan to be executed as of December 30, 2008 in accordance with the authority provided by the Board of Directors.

SCBT FINANCIAL CORPORATION (SEAL)

By:
Name: Renee R. Brooks
Title: Secretary